UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Neenah Enterprises, Inc.

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PROXY STATEMENT
GENERAL INFORMATION -- FREQUENTLY ASKED QUESTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1:
CORPORATE GOVERNANCE
PROPOSAL 2:
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES AND SERVICES
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION TABLES AND SUPPORTING INFORMATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
DIRECTOR COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
STOCKHOLDER PROPOSALS

NEENAH ENTERPRISES, INC.
2121 Brooks Avenue
Neenah, Wisconsin 54957
(920) 725-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On January 28, 2009

To the Stockholders of Neenah Enterprises, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Neenah Enterprises, Inc. will be held at the Intercontinental Hotel, 139 East Kilbourn Avenue, Milwaukee, Wisconsin 53202 on Wednesday, January 28, 2009, at 8:00 a.m., CST, for the following purposes:

1. To elect the Company nominated slate of seven directors for terms expiring in 2010;

2. To vote on a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the 2009 fiscal year; and

3. To transact such other business as may properly come before the meeting, or any adjournments or postponements thereof.

Stockholders of record at the close of business on December 26, 2008, will be entitled to vote at the meeting.

By Order of the Board of Directors,

Jeffrey S. Jenkins
Secretary

Neenah, Wisconsin
January 2, 2009

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 28, 2009 — the Proxy Statement and 2008 Annual Report are available at http://www.proxydocs.com/nena.

NEENAH ENTERPRISES, INC.
2121 Brooks Avenue
Neenah, Wisconsin 54957

PROXY STATEMENT

This proxy statement is being furnished to stockholders on or about January 2, 2009, in connection with the solicitation of proxies by the Board of Directors of Neenah Enterprises, Inc., a Delaware corporation (“NEI” or the “Company”), to be used at the Annual Meeting of Stockholders on January 28, 2009 (the “Meeting”), at 8:00 a.m. Central Standard Time, at the Intercontinental Hotel, 139 East Kilbourn Avenue, Milwaukee, Wisconsin 53202, and at all adjournments or postponements of the Meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

On August 3, 2007, the Company amended and restated its certificate of incorporation to, among other things, change the Company’s name from ACP Holding Company to Neenah Enterprises, Inc. and effect a 1-for-5 reverse split of the Company’s common stock. All share and per share amounts in this proxy statement reflect the reverse stock split.

GENERAL INFORMATION — FREQUENTLY ASKED QUESTIONS

What am I voting on?	Proposal 1: Election of the Company nominated slate of seven directors for terms expiring in 2010.

Proposal 2: Ratification of Ernst & Young LLP as the independent registered public accounting firm for the 2009 fiscal year.

The Company is not aware of any other matters that will be voted on. If another matter does properly come before the Meeting, the persons named as the proxies in the accompanying form of proxy will vote the proxy at their discretion.

What are the Board’s voting recommendations?	The Board of Directors recommends a vote: • FOR each of the seven nominated directors, and

• FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm for the 2009 fiscal year.

What is the vote required for each proposal?	Proposal 1: Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors, as long as a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

Proposal 2: Ratification of the independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter, as long as a quorum is present. Accordingly, presuming a quorum is present, abstentions will have the effect of a vote against this proposal.

Who can vote?	Stockholders as of the close of business on the record date, December 26, 2008, can vote. Each outstanding share of NEI common stock is entitled to one vote upon each matter presented. Outstanding warrants to purchase shares of NEI common stock are not entitled to vote at the Meeting.

A list of stockholders entitled to vote will be open to the examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours, at NEI’s principal business office, 2121 Brooks Avenue, Neenah, Wisconsin 54957, prior to the Meeting. The list also will be available at the Meeting.

How do I vote?	You may vote by:

• Completing and mailing the enclosed proxy card; or

• Written ballot at the Meeting.

What does it mean if I get more than one proxy request from NEI?	It means your shares are held in more than one account. Please return all proxy cards to ensure all of your shares are counted.

What constitutes a quorum?	As of the record date, there were 14,625,326 shares of NEI common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions will count toward establishing a quorum. Broker non-votes will be treated as shares present for purposes of determining the presence or absence of a quorum. The Inspector of Election appointed by the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots and shall count all votes and ballots. The voting requirements and procedures described herein are based upon provisions of the Delaware General Corporation Law, the Company’s charter documents, and any other requirements applicable to the matters to be voted upon.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Can I change my vote?	You may change your vote or revoke your proxy at any time prior to the closing of the polls, by:

• Returning a later-dated proxy card;

• Voting in person at the Meeting; or

• Notifying NEI’s Corporate Secretary by written revocation letter.

The Corporate Secretary is Jeffrey S. Jenkins. Any revocation should be filed with him at NEI’s principal business office, 2121 Brooks Avenue, Neenah, Wisconsin 54957.

Attendance at the Meeting will not, in itself, constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given in a properly completed proxy, the proxy will be voted as the Board of Directors recommends.

Who conducts the proxy solicitation?	The Board of Directors is soliciting these proxies. NEI will bear the cost of the solicitation of proxies. NEI contemplates that proxies will be solicited principally through the use of the mail, but employees of NEI or its subsidiaries may solicit proxies by telephone, personally or by other communications, without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, NEI may seek the services of an outside proxy solicitor in the event that such services become necessary.

Who will count the votes?	Bob Gitter, Assistant Secretary and Assistant Treasurer, will serve as Inspector of Election and will tabulate the voted proxies.

Who do I contact if I have questions about the Meeting?	If you need more information about the Meeting, contact Jeffrey S. Jenkins, Corporate Secretary, Neenah Enterprises, Inc., 2121 Brooks Avenue, Neenah, Wisconsin 54957.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the outstanding shares of common stock by:

•	persons known by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock,

•	nominees for director and directors of the Company,

•	the executive officers named in the “Summary Compensation Table” contained in this proxy statement, and

•	all current directors and executive officers of the Company as a group.

The numbers of shares set forth for nominees for director, directors, and executive officers are reported as of December 26, 2008. Amounts for 5% stockholders are as of the date such stockholders reported such holdings in filings under the Securities Exchange Act of 1934 (the “Exchange Act”) unless more recent information was provided.

	Common Stock
	Number of Shares
Name of Beneficial Owner(1)	Beneficially Owned(2)	Percent of Class

Jeffrey L. Gendell, with respect to shares directly owned by Tontine Capital Partners, L.P. and by Tontine Capital Overseas Master Fund, L.P.(3)	9,550,697	65.3%
Stonehill Capital Management LLC(4)	2,120,296	14.5%
Robert E. Ostendorf, Jr.(5)	61,667	*
Jeffrey S. Jenkins	2,333	*
Gary W. LaChey(6)	63,725	*
James Ackerman	2,333	*
John H. Andrews	24,546	*
Louis E. Fratarcangeli	2,333	*
William M. Barrett	88,481	*
Albert E. Ferrara, Jr.	5,148	*
David B. Gendell(7)	0	*
Stephen E.K. Graham	5,148	*
Joseph V. Lash(7)	0	*
Jeffrey G. Marshall	45,148	*
All current executive officers and directors as a group (12 persons)(8)	263,229	1.8%

(1)	As used in this table, a beneficial owner of a security includes, in accordance with Rule 13d-3 under the Exchange Act, any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (1) the power to vote, or direct the voting of, such security or (2) investing power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of December 26, 2008. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes. Except as otherwise noted, the persons and entities listed on this table have sole voting and investment power with respect to all of the shares of common stock owned by them. As of December 26, 2008, there were warrants to purchase 1,584,669 shares of NEI common stock outstanding. The warrants are exercisable at any time until October 7, 2013 and have an exercise price of $0.05 per share.

(2)	Includes shares of common stock that the named individuals may acquire within 60 days of December 26, 2008 pursuant to exercisable stock options and the payout of restricted stock units granted under the Neenah Enterprises, Inc. Management Equity Incentive Plan. The totals above include the following number of options: Mr. Ostendorf (11,667), Mr. Ackerman (2,333), Mr. Andrews (5,667), Mr. Jenkins (2,333), Mr. Fratarcangeli (2,333) and all current executive officers and directors as a group (29,000). The totals above also include the following number of restricted stock units: Mr. Barrett (5,148), Mr. Ferrara (5,148), Mr. Graham (5,148), Mr. Marshall (5,148) and all current executive officers and directors as a group (20,592).

(3)	Includes 7,664,808 shares of common stock directly owned by Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”), and 1,885,889 shares of common stock directly owned by Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership (“TCO”, and together with TCP, “Tontine”). Mr. Jeffrey Gendell is the managing member of Tontine Capital Management, L.L.C., a Delaware limited liability company, the general partner of TCP, and is the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company, the general partner of TCO, and, therefore, he is deemed to beneficially own the shares owned by TCP and TCO. Based on a Schedule 13D amendment filed on November 10, 2008, Tontine and its affiliates have shared voting and dispositive powers with respect to these shares, and all or part of the shares of common stock directly owned by Tontine may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such bank(s) or brokerage firm(s) to Tontine. Tontine’s November 10, 2008 Schedule 13D amendment also announced that Tontine is beginning to explore alternatives for the disposition of its holdings in the Company. The filing also indicated that the disposition could be made by means of: (a) dispositions through open market sales, underwritten offerings and/or privately negotiated sales by Tontine, (b) a sale of the Company or (c) distributions by the Tontine funds of their interests in the Company to their respective investors. See “Certain Relationships and Related Transactions” below for a description of the May 2006 and June 2007 transactions in which Tontine acquired most of these shares. The address for Mr. Jeffrey Gendell, TCP and TCO is 55 Railroad Avenue, 1st Floor, Greenwich, CT 06830.

(4)	Based on a Schedule 13G amendment filed on October 29, 2008, on behalf of Stonehill Capital Management LLC and certain of its affiliates, which reports shared voting and dispositive powers with respect to these shares. The address for Stonehill Capital Management LLC is 885 Third Avenue, 30th Floor, New York, New York 10022.

(5)	Includes 25,000 restricted shares of common stock that were granted to the Company’s President and Chief Executive Officer, Robert E. Ostendorf, Jr., effective as of July 2, 2007, the date Mr. Ostendorf commenced employment with the Company. Under his employment agreement, Mr. Ostendorf received 50,000 restricted shares that vest in two equal installments on the first and second anniversaries of the grant date. The first installment vested as scheduled. Mr. Ostendorf has the right to vote the 25,000 unvested shares of restricted stock.

(6)	Mr. LaChey retired as an active employee on May 14, 2008.

(7)	Mr. David Gendell and Mr. Lash are employed by an affiliate of Tontine. Each disclaims beneficial ownership of the shares beneficially owned by Tontine.

(8)	Excludes the shares held by Mr. LaChey, who ceased being an executive officer of the Company on May 14, 2008 in connection with his retirement.

PROPOSAL 1:

ELECTION OF DIRECTORS — TERMS EXPIRING IN 2010

At the Meeting, there will be an election of seven directors to hold office until the Annual Meeting of Stockholders in 2010 and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal.

The Board of Directors proposes that the seven nominees named below be so elected to serve as directors. In the unforeseen event that any such nominee is unable to serve, proxies may be voted for another nominee designated by the Board of Directors. All of the nominees listed below currently serve as directors of the Company. All of the directors of the Company are also the directors of Neenah Foundry Company (“Neenah”), NEI’s indirect wholly owned subsidiary. The names and ages of the nominees, their principal occupations, other directorships, and the dates when they first became directors are as follows:

William M. Barrett, 62, retired as Executive Chairman of NEI and Neenah on November 21, 2007. Prior to serving as Executive Chairman, Mr. Barrett served as President and Chief Executive Officer of NEI and Neenah from May 2000 to July 2007. Mr. Barrett joined Neenah in 1992 serving as General Sales Manager — Industrial Castings until May 1, 1997. Mr. Barrett was Vice President and General Manager of Neenah from May 1, 1997 to September 30, 1998 and President from October 1, 1998 to April 30, 2000. From 1985 to 1992, Mr. Barrett was the Vice President — Sales for Harvard Industries Cast Products Group. Mr. Barrett has also been one of our and Neenah’s directors and Chairman of the Board since May 2000. Mr. Barrett also serves as a director of Broadwind Energy, Inc.

Albert E. Ferrara, Jr., 60, has served as a director since October 2006. Mr. Ferrara has been the Vice President, Finance and Chief Financial Officer of AK Steel Holding Corporation, a producer of flat-rolled carbon, stainless and electrical steels and tubular products, since November 2003. Mr. Ferrara joined AK Steel in June 2003 as Director, Strategic Planning and was named Acting Chief Financial Officer in September 2003. Prior to joining AK Steel, Mr. Ferrara was Vice President, Corporate Development for NS Group, Inc., a tubular products producer, and previously held positions as Senior Vice President and Treasurer with U.S. Steel Corporation and Vice President, Strategic Planning at USX Corporation.

David B. Gendell, 48, has served as a director since May 2006. Mr. Gendell has been employed by an affiliate of Tontine Capital Partners L.P., a Greenwich, Connecticut-based investment partnership, since January 2004. In this capacity, he assists in the oversight and management of the Tontine portfolio. Prior to that, Mr. Gendell held senior positions at several venture-backed startups. He was President and Chief Operating Officer of Homserv, LLC, a privately-held data aggregator focused on real estate transactions. Prior to that, he served as President and Chief Operating Officer of Cogent Design Inc., a privately-held practice management software system.

Stephen E.K. Graham, 50, has served as a director since May 2006. Mr. Graham has served as the Chief Financial Officer of Wastequip, Inc., a leading manufacturer of waste handling and recycling equipment, since joining Wastequip in March 2008. Mr. Graham previously served as the Chief Financial Officer of Shiloh Industries, Inc., a publicly traded manufacturer of automotive components, from October 2001 until March 2008. Prior to that, Mr. Graham has held the position of Chief Financial Officer with several companies, the first in 1994 when he joined Truck Components Inc., a publicly traded company with foundry and machining operations serving the heavy truck, automotive, construction and agricultural industries. Following his tenure at Truck Components Inc., Mr. Graham served as the Chief Financial Officer of Dura Automotive Systems, Inc., also a publicly traded manufacturer of automotive components from May 1996 until February 2000. After Dura Automotive Systems, Inc., and immediately before joining Shiloh Industries, Inc., Mr. Graham joined Republic Technologies International, a fully integrated steel producer that filed for bankruptcy in April 2001.

Joseph V. Lash, 46, has served as a director since May 2006. Mr. Lash has been employed by an affiliate of Tontine Capital Partners L.P., a Greenwich, Connecticut-based investment partnership, since July 2005. In this capacity, he assists in the oversight and management of the Tontine portfolio. Prior to that, Mr. Lash was a Senior Managing Director of Conway, Del Genio, Gries & Co. LLC, a financial advisory firm, from April 2002 to July 2005. From June 1998 to April 2001, Mr. Lash was a Managing Director of JP Morgan Chase & Co., a financial services firm. Mr. Lash also serves as a director of Integrated Electrical Services, Inc. and Exide Technologies.

Jeffrey G. Marshall, 64, has served as a director since October 2003. Mr. Marshall is currently the Chairman of Smith Marshall, a strategic partnership providing business consulting services to industry. Previously, he was the President and Chief Executive Officer of Aluma Enterprises, Inc., a construction technology company, for six years. Prior to joining Aluma Enterprises, Inc., Mr. Marshall successively held the positions of President and Chief Executive Officer at Marshall Steel Limited, Marshall Drummond McCall Inc. and the Ontario Clean Water Agency. Mr. Marshall also serves as a director of Brand Energy & Infrastructure Services, Inc., Catalyst Paper Corporation and Chairman of Ormet Corporation.

Robert E. Ostendorf, Jr., 58, joined the Company in July 2007 as President, Chief Executive Officer and a director. Prior to joining the Company, Mr. Ostendorf was Chief Executive Officer since 2004 of Amcan Consolidated Technology Corp. (ACT), a supplier of cast components to the automotive industry and the Canadian subsidiary of Honsel International Technologies SA (HIT). Mr. Ostendorf was also a director of HIT. HIT disposed of various portions of ACT and following Mr. Ostendorf’s departure from ACT in June 2007, HIT reassigned certain of ACT’s operations to a Mexican affiliate, and ACT subsequently filed for protection under Canada’s Companies Creditor Arrangement Act in September 2007. Prior to his involvement with HIT, Mr. Ostendorf was President of the Morgan Corporation, a truck body manufacturer, from 1999 to 2004. Prior to Morgan, Mr. Ostendorf was President of Cambridge Industries’ Truck Group from 1998 to 1999, President of American Sunroof Corporation from 1995 to 1998 and President and CEO of VMC Fiberglass from 1988 to 1995.

The Board of Directors recommends that you vote “FOR” all of the director nominees.

CORPORATE GOVERNANCE

The Board of Directors is responsible for providing oversight of the affairs of the Company for the benefit of stockholders. The Board has approved charters for the audit, compensation, and corporate governance/nomination committees, corporate governance guidelines, and a code of business conduct and ethics applicable to all directors, officers and employees. These documents are available on Neenah’s website (www.neenahfoundry.com), and printed copies are available upon request to the Corporate Secretary.

Director Selection Criteria.  The corporate governance/nomination committee recommends nominees for director whose background, knowledge, experience, expertise and perspective will complement the qualifications of other directors and strengthen the Board. Nominees must meet the following minimum criteria:

•	A strong commitment to integrity

•	Common sense and good judgment

•	Relevant professional or business knowledge

•	A record of accomplishment in prior positions

•	The time and interest to attend and participate in Board meetings

Director Independence.  Each year, the Board reviews the relationships that each director has with the Company. For purposes of making director independence determinations the Board utilizes the director independence standards set forth in the NASDAQ Marketplace Rules. Only those directors who the Board affirmatively determines have no material relationship with the Company, and who do not have any of the categorical relationships that prevent independence under the NASDAQ Marketplace Rules, are considered to be independent directors.

The Board has determined that the following directors have no material relationships with the Company and qualify as independent directors: Messrs. Ferrara, Graham and Marshall. The Board concluded that none of these directors possessed the categorical relationships set forth in the NASDAQ Marketplace Rules that prevent independence and had no other business or other relationships with the Company relevant to a determination of their independence.

Members of the Company’s audit committee and compensation committee comprise only directors who have been determined to be independent, as defined under the NASDAQ Marketplace Rules applicable to the respective committees. Two of the five members of the corporate governance/nomination committee (Messrs. Barrett and Lash) are not deemed to be independent directors under the NASDAQ Marketplace Rules.

Director Selection Procedures.  The corporate governance/nomination committee selects director nominees in accordance with the following procedures:

•	Review the qualifications of existing Board members

•	Determine qualifications desired in new director(s)

•	Solicit suggestions from the Chief Executive Officer and directors on potential candidates

•	Consider candidates recommended by security holders

•	Retain search consultant as needed to identify candidates

•	Evaluate qualifications of all candidates recommended for consideration

•	Contact preferred candidate(s) to assess their interest

•	Interview preferred candidate(s) to assess their qualifications

•	Recommend candidate(s) for consideration by the Board

Recommendation of Candidates for Director by Stockholders; Direct Nominations by Stockholders.  The corporate governance/nomination committee will consider recommendations from stockholders concerning the nomination of directors. Recommendations should be submitted in writing to the Corporate Secretary of the Company and state the stockholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. Recommendations must be received not later than 120 calendar days preceding the date of release of the prior year’s proxy statement. The corporate governance/nomination committee intends to evaluate candidates recommended by stockholders in the same manner that it evaluates other candidates. The Company has not received any stockholder recommendations of director candidates with regard to the election of directors covered by this proxy statement or otherwise.

The direct nomination of a director by stockholders must be made in accordance with the advance written notice requirements of the Company’s Bylaws. A copy of the Bylaws may be obtained from the Corporate Secretary. For consideration at the 2010 annual meeting of stockholders, direct nominations must be received by the Corporate Secretary no later than October 30, 2009 and no earlier than September 30, 2009.

Board Meetings.  The Board has regularly-scheduled quarterly meetings and special meetings. The independent directors meet regularly in executive session in conjunction with regularly scheduled Board meetings. Under the Company’s corporate governance guidelines, executive sessions of the independent directors will occur at least twice a year. In fiscal 2008, the Board held four regular meetings and seven special meetings.

Meeting Attendance.  Directors are expected to attend the annual stockholders meeting, Board meetings and meetings of committees on which they serve. All of the directors attended the 2008 annual meeting of stockholders, and all directors attended at least 75% of all meetings of the Board and the committee(s) on which they served during fiscal 2008.

Board Committees.  The Board has established an audit committee, a compensation committee and a corporate governance/nomination committee to assist it in fulfilling its responsibilities. Each committee member is nominated by the corporate governance/nomination committee and appointed by the Board.

Audit Committee.  The audit committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee is composed of Messrs. Graham (chair), Ferrara and Marshall. The committee held six meetings during fiscal 2008. The Board of Directors has determined that all members of the audit committee are independent in accordance with the audit committee requirements of The NASDAQ Marketplace Rules. The Board has determined that Mr. Graham is an audit committee financial expert within the meaning of the SEC rules.

The audit committee’s primary duties and responsibilities are to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Company’s financial statements, (ii) the effectiveness of the Company’s internal control over financial reporting, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the independent registered public accounting firm’s qualifications and independence, and (v) the performance of the Company’s internal audit function (if any) and independent registered public accountants. The audit committee may delegate pre-approval authority concerning audit and non-audit services to the chair of the committee, which if exercised shall be reported to the committee at its next scheduled meeting.

Compensation Committee.  The compensation committee is composed of Messrs. Marshall (chair), Ferrara and Graham. The committee held seven meetings during fiscal 2008.

The compensation committee (1) reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and determines or recommends the CEO’s compensation, (2) reviews and determines or recommends the salaries of executive officers, (3) reviews and oversees administration of the Company’s incentive compensation plans, (4) reviews the Company’s management succession plan, (5) reviews and recommends to the Board the compensation of directors, and (6) provides the annual compensation committee report for inclusion in the proxy statement.

The processes and procedures for consideration and determination of executive compensation and the roles of the Chief Executive Officer and compensation consultants in recommending the amount or form of executive compensation are described in the Compensation Discussion and Analysis presented later in this proxy statement. The committee reviews director compensation regularly, and the committee makes recommendations to the Board based on data provided by its compensation consultant Frederic W. Cook & Co., Inc. and recommendations from Frederic W. Cook and the Chief Executive Officer.

Corporate Governance/Nomination Committee.  The corporate governance/nomination committee is composed of Messrs. Ferrara (chair), Barrett, Graham, Lash, and Marshall. The committee held four meetings during fiscal 2008.

The corporate governance/nomination committee (1) proposes to the Board the nominees to stand for election by the stockholders at the annual meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements, (2) reviews candidates recommended by stockholders for election to the Board, (3) develops plans regarding the size and composition of both the Board and committees, and (4) monitors and makes recommendations to the Board concerning corporate governance matters.

Communication with Directors.  Stockholders may communicate with the Board of Directors by writing to the Board of Directors in care of the Corporate Secretary of the Company (or, at the stockholder’s option, to a specific director) as follows: Board of Directors, c/o Corporate Secretary, Neenah Enterprises, Inc., 2121 Brooks Avenue, Neenah, Wisconsin 54957. The Corporate Secretary will ensure that these communications (assuming they are properly marked to the Board of Directors or to a specific director) are delivered to the Board of Directors or the specified director, as the case may be.

PROPOSAL 2:

RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR

The audit committee of the Board of Directors has the direct responsibility for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The audit committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year. The audit committee believes that stockholder ratification of this matter is important considering the critical role the independent registered public accounting firm play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Ernst & Young LLP, the audit committee will reconsider the selection.

Ernst & Young LLP served as the Company’s and Neenah’s independent registered public accounting firm for the fiscal year ended September 30, 2008, and has been Neenah’s independent auditor since the fiscal year ended September 30, 1997.

Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them.

The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2009 requires the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter, as long as a quorum is present. Accordingly, presuming a quorum is present, abstentions will have the effect of a vote against this proposal.

The Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as the independent registered public accounting firm for the 2009 fiscal year.

AUDIT COMMITTEE REPORT

The management of the Company is responsible for the Company’s system of internal controls, the audit process and the process for monitoring compliance with the laws and regulations to which the Company is subject. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States). The audit committee oversees and monitors this process.

In connection with its function of overseeing and monitoring the financial reporting process of the Company, the audit committee has done the following:

•	reviewed and discussed the audited consolidated financial statements for the fiscal year ended September 30, 2008 with the Company’s management, who represented to the committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles and practices generally accepted in the United States of America;

•	discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380); and

•	received the written disclosure and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and discussed with Ernst & Young LLP its independence.

Based upon the foregoing, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the audit committee:

Stephen E.K. Graham, Chairman
Albert E. Ferrara, Jr.
Jeffrey G. Marshall

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S
FEES AND SERVICES

The following table shows the fees for professional audit services provided by Ernst & Young LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2008 and 2007 and fees for other services rendered during those periods.

	2008	2007

Audit Fees(1)	$579,750	$862,000
Audit-Related Fees(2)	11,500	7,500
Tax Fees(3)	523,600	372,300
All Other Fees(4)	—	—

Total	$1,114,850	$1,241,800

(1)	Audit Fees: Fees associated with the annual audit, filings under the Securities Act of 1933, as amended, and other services performed related to regulatory filings.

(2)	Audit-Related Fees: Fees for accounting consultations.

(3)	Tax Fees: Fees consist primarily of tax compliance and consulting services.

(4)	All Other Fees: Fees for other permissible work performed by Ernst & Young LLP that does not meet any of the above category descriptions.

The audit committee appoints the independent registered public accounting firm and pre-approves the services in regularly scheduled audit committee meetings. The audit committee has considered whether the fees of Ernst & Young LLP for non-audit services are compatible with maintaining Ernst & Young LLP’s independence.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview.  This Compensation Discussion and Analysis explains the compensation philosophy, policies and practices of the Company with respect to its executive officers. This section focuses on the compensation provided to the Company’s principal executive officer, principal financial officer, former principal financial officer, and its other three most highly-compensated executive officers, who are collectively referred to in this section as the “named executive officers.” The discussion also provides an overview and analysis of the Company’s executive compensation program, including the role of the compensation committee in considering and determining executive compensation, the elements of the executive compensation program, the purposes and objectives of these elements and the manner in which compensation was established for the “named executive officers” for the fiscal year ended September 30, 2008.

The following table lists the named executive officers that provided services to the Company for fiscal 2008:

Robert E. Ostendorf, Jr.	President and Chief Executive Officer
Jeffrey S. Jenkins	Corporate Vice President — Finance, Treasurer, Secretary and Chief Financial Officer
Gary W. LaChey	Former Corporate Vice President — Finance, Treasurer, Secretary and Chief Financial Officer
James V. Ackerman	Division President — Mercer Forge Corporation
John H. Andrews	Neenah Corporate Vice President — Manufacturing, Chief Operating Officer of Manufacturing Operations
Louis E. Fratarcangeli	Neenah Corporate Vice President — Industrial Products Sales

The primary objectives of the Company’s executive compensation program are to:

•	support the long-term growth and success of the Company;

•	assist the Company in attracting and retaining officers and other key employees of the Company who can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional service; and

•	maximize long-term stockholder value.

The Company’s executive compensation program has been designed to provide a level of compensation that is strongly dependent upon the achievement of goals that are aligned with the interests of the Company’s stockholders. As a result, we believe that a substantial portion of our named executive officers’ pay is at risk.

Compensation Committee.  The compensation committee is responsible for making compensation decisions for executive officers of the Company and its principal operating subsidiaries. The compensation committee is also responsible for developing our executive compensation philosophy. The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among the principal responsibilities of the compensation committee. The compensation committee also approves the compensation of each of our other executive officers. In addition, the compensation committee administers our annual and long-term incentive compensation programs.

Each member of the Compensation Committee is (1) an “independent director” as such term is defined in the NASDAQ Marketplace Rules, (2) an “outside director” as such term is defined with respect to Section 162(m) of the Internal Revenue Code, and (3) a “non-employee director” as such term is defined under Rule 16b-3 promulgated under Section 16 of the Exchange Act.

Summary of Elements of Executive Compensation.  One of our principal goals is to provide an executive compensation program that is competitive with programs of comparable employers, aligns management’s incentives with the short-term and long-term interests of our stockholders and encourages the retention of top performers. The Company’s executive compensation program in effect for fiscal 2008 consisted of the following three main elements:

•	Base Salary

•	Annual Incentive Compensation

•	Target bonuses for senior executives were 50% of base salary for our President and CEO and ranged from 25% to 35% of base salary for the remaining executive officers.

•	Annual incentive compensation is determined based on the achievement of certain financial performance goals of the Company or divisions of the Company.

•	Long-Term Compensation

•	Non-qualified stock options awards.

In addition, under our executive compensation program, each named executive officer other than Mr. Ackerman and Mr. Fratarcangeli is entitled to severance benefits if his or her employment is terminated by the Company without cause or by the executive for good reason. For a discussion of these benefits see “Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control” below.

Review of Fiscal 2008 Executive Compensation Program.  For the fiscal year ended September 30, 2008, the compensation committee engaged Frederic W. Cook & Co., Inc. to conduct a review of the Company’s executive compensation program and to recommend changes, including the design of our annual and long-term incentive (“LTI”) programs. In order to accomplish that objective, the compensation committee instructed Frederic W. Cook & Co. to perform the following activities:

•	Conduct interviews with members of the Board and management to further their understanding of the Company’s business and human resources objectives;

•	Assist the compensation committee in selecting a peer group of companies for executive compensation purposes;

•	Prepare a competitive analysis of compensation levels for the Company’s five most highly compensated executives, including base salary, annual and long-term incentives using peer group data;

•	Review the forms of employment agreements for the individuals who were named executive officers; and

•	Prepare a study that measures share usage and dilution; comparing such data to the current and three-year historical figures across the peer group.

Based on the information gathered in the steps listed above, the following observations and recommendations were developed by Frederic W. Cook & Co. for the compensation committee to consider in revising the executive compensation program:

•	Base salaries were at or somewhat above peer group median levels and generally did not need adjustments, other than typical inflation-based annual increases;

•	Target bonus percentages for senior executives were generally below market rates; increases in target bonuses may be appropriate, subject to affordability;

•	Consider adding an additional performance metric to the annual incentive plan in order to help ensure capital efficiency; and

•	Adopt an annual LTI program consisting solely of stock options that vest in three equal annual installments, with an exercise price equal to fair market value on the date of grant, and expire seven years from the grant date.

These recommendations formed the basis for the executive compensation plan that was utilized for the fiscal year ended September 30, 2008. Among other changes for fiscal 2008, the compensation committee reviewed and approved new forms of employment agreements for the Company’s executive officers that were entered into in May 2008, the severance and change of control plan was amended and restated, and the annual incentive plan and the equity incentive plan were submitted to stockholders for approval at the 2008 annual meeting of stockholders.

Peer Group.  As discussed above, for fiscal 2008 the compensation committee, with the assistance of Frederic W. Cook & Co., selected a peer group of companies for executive compensation purposes. The peer group was selected based on metrics that were similar to the Company with respect to size, business and geography and consisted of the following companies:

Claymont Steel, Inc.	L. B. Foster Company	Shiloh Industries, Inc.
Dayton Superior Corporation	Material Sciences Corporation	Steel Technologies Inc.
Gehl Company	Myers Industries, Inc.	Stoneridge, Inc.
Keystone Consolidated Industries, Inc.	Olympic Steel, Inc.	Thermadyne Holdings Corporation
Ladish Co., Inc.	Park-Ohio Holdings Corp.	Titan International, Inc.

Elements of Executive Compensation.

Base Salaries

The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing a base level of annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive overall executive compensation program.

In reviewing the base salaries for the 2007 fiscal year, Frederic W. Cook & Co. noted that base salaries were at or above the peer median for each of the five executives for which Frederic W. Cook & Co. reviewed compensation information and were 109% of the peer group median in the aggregate. The Company believes that compensation is generally deemed to be competitive if it falls within 15% of the peer group median. Actual salary determinations for individual compensation determinations were made by considering the following criteria:

•	Criticality to the organization;

•	Expected future contribution to the organization;

•	Skill set relative to the external marketplace;

•	Tenure at current position; and

•	Difficulty and cost of replacement.

As discussed below under “Employment Agreements,” pursuant to Mr. Ostendorf’s employment agreement that was entered into in connection with his employment as the Company’s new President and CEO in July 2007, Mr. Ostendorf’s base salary was set at $450,000 per year, with future increases subject to review by the compensation committee.

For fiscal 2008, with respect to each of the other named executive officers, Mr. Ostendorf recommended an annual base salary to the compensation committee based on a review of the criteria listed above. Additionally, in connection with his appointment as Interim Chief Financial Officer, the compensation committee approved an additional increase in Mr. Jenkins’ base salary in March 2008.

For fiscal 2008, base salaries increases for the named executive officers ranged from 0% to 4.2% from the prior year, with the total aggregate increase approximating 3.6%. Listed below are the annual rates of base salary for fiscal 2008 for each of the named executive officers:

	Base
Name	Salary

Robert E. Ostendorf, Jr.	$450,000	*
Jeffrey S. Jenkins	230,000	**
Gary W. LaChey	345,524	***
James V. Ackerman	208,000
John H. Andrews	267,030
Louis E. Fratarcangeli	250,000

*	Mr. Ostendorf’s base salary did not increase from fiscal 2007 since he declined a 3.5% base salary increase approved by the compensation committee for fiscal 2008.

**	As discussed above, in connection with his appointment as Interim Chief Financial Officer, Mr. Jenkins’ base salary was increased from $175,000 to $230,000 in March 2008.

***	In May 2008, Mr. LaChey transitioned into consulting role with the Company in connection with his retirement. On May 15, 2008, the Company entered into a consulting agreement with Mr. LaChey. Under the terms of the consulting agreement, Mr. LaChey agreed to perform consulting services to the Company commencing on May 15, 2008. Mr. LaChey received a $10,000 per month consulting fee through December 31, 2008.

Annual Incentive Compensation

In fiscal 2008, target bonus levels were established for each named executive officer. With the exception of Mr. Jenkins, Mr. Ackerman and Mr. Fratarcangeli, the compensation committee established the target bonus levels based on the target bonus percentage set forth in each of the named executive officer’s employment agreement. For Mr. Jenkins, Mr. Ackerman and Mr. Fratarcangeli, the target bonus percentages were established based on Mr. Ostendorf’s recommendation to the compensation committee. The target bonuses for each of the named executive officers, expressed as a percentage of base salary, are set forth in the following table:

Target Bonus as
a Percentage of
Name	Base Salary

Robert E. Ostendorf, Jr.	50%
Jeffrey S. Jenkins	35%
Gary W. LaChey	35%
James V. Ackerman	35%
John H. Andrews	35%
Louis E. Fratarcangeli	35%

Mr. Ostendorf’s employment agreement provides for his participation in the Company’s annual incentive plan, with an annual incentive target award equal to 50% of his base salary with the amount based on his performance and the performance of the Company and paid out at between 0% and 200% of target. The target bonus for Mr. Ostendorf is higher than that of any of the other named executive officers, primarily in recognition of his level of responsibility and the competitive market data for chief executive officers in our peer group. Mr. Jenkins’ employment agreement that was entered into in connection with his appointment as Interim Chief Financial Officer provides for participation in the Company’s annual incentive plan, with an annual cash target award of 35% of his base salary (with the fiscal 2008 annual incentive to be the higher of $50,000 or his annual incentive award determined under the Company’s annual incentive compensation plan). See “Employment Agreements” below for additional information regarding Mr. Ostendorf’s and Mr. Jenkins’ employment agreements, as well as further information regarding amendments that were made to executive employment agreements during fiscal 2008.

Annual bonus payouts are made dependent upon performance as compared to pre-defined quantifiable financial performance goals established by the compensation committee. The annual incentive plan that was adopted in connection with the plan of reorganization specified that the performance targets shall be based on, among other things, EBITDA targets. Since the Company’s emergence from bankruptcy in 2003 through the end of fiscal 2007, the Board and the compensation committee have selected performance targets based on Adjusted EBITDA. Adjusted EBITDA was selected because it excludes those items for which the named executive officers have little or no control and provides more of an incentive to management than a traditional EBITDA formula. It was also determined that the payment should be predicated on an acceptable “threshold” level of performance, which would be beneficial to the stakeholders while still offering an appropriate incentive to management.

When Frederic W. Cook & Co. conducted the review discussed above, they determined that the competitive analysis indicated that base salaries were at or somewhat above peer group median levels but were generally within a competitive range of 15% of the peer group median. The target bonus percentages for the named executive officers were generally below market rates. It was also noted that increases in target bonuses may be appropriate subject to affordability. The experience of Frederic W. Cook & Co., as well as the peer group data that was gathered, indicate that comparable officer target bonus percentages are typically at least 50% of base salary.

For fiscal 2008, Frederic W. Cook & Co. also recommended, and the compensation committee approved, an additional performance metric that seeks to ensure capital efficiency. Frederic W. Cook & Co. recommended and the compensation committee approved a change beginning in fiscal 2008 in the bonus calculation that would base 75% of the annual incentive award on achieving targeted Adjusted EBITDA and 25% on achieving targeted return on net working capital (ROWC). Adjusted EBITDA is defined as the sum of net income (excluding non-recurring non-cash charges and certain one-time cash charges), income taxes, interest expense, and depreciation and amortization. ROWC is defined as Adjusted EBITDA divided by the denominator of net accounts receivable plus inventory less accounts payable.

The Adjusted EBITDA target established by the compensation committee for the fiscal year ended September 30, 2008 was $65.4 million. The ROWC target established by the compensation committee for the fiscal year ended September 30, 2008 was 53.8%. Both the Adjusted EBITDA and the ROWC targets were tied directly to the business plan developed by management and approved by the Board. The compensation committee established the following schedule for payouts under the plan for fiscal 2008 (linear interpolation is applied):

Bonus Payout	Adjusted EBITDA	Bonus Payout	ROWC
as a % of Target	as a % of Target	as a % of Target	as a % of Target

50%	85%	50%	85%
100%	100%	100%	100%
200%	120%	200%	120%
Weighting: 75%		Weighting: 25%

There was no payout under the plan for fiscal 2008 for Messrs. Ostendorf, LaChey, Ackerman, Andrews and Fratarcangeli, since the Company did not attain the minimum levels of 85% of targeted Adjusted EBITDA and 85% of targeted ROWC. However, as discussed above, Mr. Jenkins was entitled to an annual bonus pursuant to the terms of his employment agreement. Under his employment agreement, a $50,000 bonus was paid to Mr. Jenkins for fiscal 2008. Additionally, the compensation committee agreed to award Mr. Ostendorf a $40,000 one-time discretionary bonus to cover, among other things, the income and employment tax withholding due upon the vesting of

25,000 shares of restricted stock held by Mr. Ostendorf in July 2008 and the related tax gross-up. The committee has not determined whether it will award a similar discretionary bonus award in connection with the 25,000 additional shares of restricted stock held by Mr. Ostendorf that are scheduled to vest in July 2009.

In connection with Mr. Fratarcangeli joining the Company in December 2007, Mr. Fratarcangeli received a signing bonus of $49,407. The amount represents a $25,000 cash payment and a gross up for applicable taxes on the cash payment. This amount was negotiated in connection with his hiring.

Long-Term Compensation

The Company believes that positive long-term performance is achieved in part by providing its executive officers, among others, with incentives that align their financial interests with the interests of stockholders. In concert with the recommendations from Frederic W. Cook & Co., the compensation committee believes that the addition of stock option awards to the executive compensation program offers the best approach to achieving the Company’s executive compensation goals. The compensation committee recommended to the Board and the Board approved an annual LTI program for fiscal 2008 consisting solely of nonqualified stock options.

In determining fiscal 2008 option awards to executive officers, Mr. Ostendorf reviewed a report prepared by Frederic W. Cook & Co., which was based on each executive officer’s individual salary and responsibilities as it relates to the peer group, and he made recommendations to the compensation committee with respect to such awards. The following table sets forth the stock option awards (equal to the number of underlying shares of NEI common stock) granted in fiscal 2008 to each of the named executive officers.

	Number of
Name	Stock Options

Robert E. Ostendorf, Jr.	35,000
Jeffrey S. Jenkins	9,000	*
Gary W. LaChey	17,000
James V. Ackerman	7,000
John H. Andrews	17,000
Louis E. Fratarcangeli	7,000

*	In connection with his appointment as Interim Chief Financial Officer, on March 19, 2008, the compensation committee made a grant of 2,000 non-qualified stock options to Mr. Jenkins. This award is in addition to an award of 7,000 non-qualified stock options that was previously granted to Mr. Jenkins in January 2008.

For fiscal 2008 awards, the stock option exercise price was equal to the fair market value on the date of grant and the option term is 7 years. For purposes of the stock option awards, the fair market value was determined by the Board based on a valuation performed by an outside advisor in connection with the grant of the option awards. The stock options were awarded following the 2008 Annual Meeting of Stockholders. For fiscal 2008 awards, the stock options vest in three equal annual installments, with the accounting cost of these grants amortized over the vesting period. With respect to LTI awards for fiscal 2009, the compensation committee is reviewing matters relating to stock option awards in light of the decrease in the market price of the Company’s common stock and other factors. The compensation committee does not currently expect to grant stock option awards following the 2009 Annual Meeting of Stockholders, but may grant awards at a later date.

Stock Ownership Guidelines

During fiscal 2008 the Board adopted stock ownership guidelines that are applicable to each of the individuals that received equity awards during fiscal 2008, including each of the named executive officers. Under the guidelines, the required levels of ownership of NEI are three times base salary for the CEO and one times base salary for other executives. Until the guidelines are met, the required percentages of “net profit shares” that must be held upon the exercise of stock options are 75% for the CEO and 50% for other executives. Net profit shares are calculated as the shares remaining upon the exercise of a stock option after satisfying the exercise price and tax obligations related to exercising options.

Employment Agreements

In connection with the emergence from bankruptcy in 2003, the Company entered into employment agreements with each of the Company’s senior executives. The agreements established a base salary as well as provided for a severance payment calculation in the event of termination (pursuant to the Severance and Change of Control Plan which is described below under “Potential Payments Upon Termination or Change-in-Control”) and health (subject to satisfying insurability requirements), 401(k) and other benefits that the named executive officers are entitled to receive. The severance and change of control multiples set forth in the employment agreements were recommended by the Company’s financial advisors in connection with the October 2003 plan of reorganization, and were approved by the Company’s major debt holders in connection with the approval of the plan of reorganization. The Company believes the multiples were consistent with employment agreements for other companies that had gone through bankruptcy and were negotiated with the major stakeholders and, ultimately, were approved by the bankruptcy court.

In connection with the recruitment of Mr. Ostendorf as the Company’s President and CEO in fiscal 2007, the compensation committee requested that Frederic W. Cook & Co. perform a peer group based study and make a recommendation with respect to the base salary level and the other elements of overall compensation, including severance payments in the event of termination. The compensation committee also consulted Frederic W. Cook & Co. and counsel with respect to the form of employment agreement that the Company would extend to Mr. Ostendorf. Pursuant to the employment agreement that was entered into in connection with Mr. Ostendorf’s employment as President and CEO, the Company agreed to provide him with the following compensation: (i) a base salary of $450,000, with future increases subject to review by the compensation committee; (ii) participation in the Company’s annual incentive plan, with an annual cash target award of 50% of annual base salary (paid at target and prorated for the fiscal year ended September 30, 2007, and for subsequent years based on his performance and the performance of the Company and paid out at between 0% and 200% of target); (iii) a grant of 50,000 restricted shares of the Company’s common stock, which vest in two equal installments on the first and second anniversaries of the grant date. The employment agreement entitled Mr. Ostendorf to certain termination payments in the event of termination (pursuant to the Severance and Change of Control Plan which are described below under “Potential Payments Upon Termination or Change-in-Control”). The general terms of Mr. Ostendorf’s employment agreement were otherwise substantially similar to the 2003 senior executive employment agreements.

In connection with the appointment of Mr. Jenkins as Interim Chief Financial Officer, the Company entered into an employment agreement with Mr. Jenkins in May 2008 that provides for, among other things, (i) a minimum base salary of $230,000, (ii) participation in the Company’s annual incentive plan, with an annual cash target award of 35% of his base salary (with the fiscal 2008 annual incentive to be the higher of $50,000 or his annual incentive award determined under the Company’s annual incentive compensation plan), (iii) payment of certain housing and transportation expenses, and (iv) certain termination payments in the event of termination pursuant to the Severance and Change of Control Plan. The employment agreement also provides that if Mr. Jenkins was named Chief Financial Officer after the interim period, his base salary will be benchmarked using independent salary survey sources consistent with the process for determining the compensation of other senior executives of the Company.

On May 15, 2008, the Company entered into amended and restated employment agreements with Mr. Ostendorf and Mr. Andrews, and three other executives. The amended and restated employment agreements amend and restate the original employment agreements between the Company and each of the foregoing executives to, among other things, clarify the non-competition and confidentiality provisions contained in the original agreements, provide a requirement that a release of claims against the Company be executed in order to receive severance benefits, and comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

As discussed above, Mr. LaChey transitioned into a consulting role with the Company in connection with his retirement. On May 15, 2008, the Company entered into a consulting agreement with Mr. LaChey. Under the terms of the consulting agreement, Mr. LaChey agreed to perform consulting services to the Company commencing on May 15, 2008. Mr. LaChey received a $10,000 per month consulting fee through December 31, 2008. See “Potential Payments Upon Termination or Change-in-Control” regarding payments to Mr. LaChey in connection with his retirement.

See “Potential Payments Upon Termination or Change in Control” below for further information about the employment agreements and the Severance and Change of Control Plan.

Perquisites and Other Benefits

Personal benefits are part of a competitive compensation package to attract and retain employees, including our named executive officers. The Company maintains health, dental and life insurance plans for the benefit of eligible employees, including the named executive officers. The Company pays 100% of the premiums of these plans for executive officers, while other employees pay a percentage (between 10% and 20%) of the cost. The Company also maintains a 401(k) retirement plan that is available to all employees. Generally, the Company currently matches elective employee-participant contributions on a basis of 50% of the employee’s contributions up to 5.0% of their allowable compensation. Life, accidental death, dismemberment and disability, and short and long-term disability insurance coverage is also offered to all eligible employees, including the named executive officers. As with the health insurance programs, the Company pays 100% of the plan premiums for executive officers. In addition, the Company provides an executive medical reimbursement plan that covers up to $6,000 of non-covered health care expenses on an annual basis. Finally, the Company provides a vehicle to each of the named executive officers to be used at the discretion of the executive. Any non-business use of the vehicle is recorded as taxable income to the executive.

The Company has an executive retirement benefits policy applicable to officers at the Vice President and President level at Neenah. Pursuant to the policy, these executives are entitled to (1) post retirement medical insurance for the retired executive and his or her spouse to age 65, (2) a Medicare supplement at age 65 for both the retired executive and his or her spouse, (3) a retiree life insurance policy, (4) free and clear title to the executive’s Company car upon retirement, and (5) eligibility for the Company’s executive retiree medical reimbursement policy.

See “Potential Payments Upon Termination or Change-in-Control” below for further information about these arrangements.

Tax Aspects of Executive Compensation.  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to certain executive officers that is not “performance based” to $1 million annually. While it is our intention to structure most compensation so that Section 162(m) does not adversely affect the Company’s tax deduction, there may be instances in which we determine that we cannot structure compensation accordingly. In those instances, the compensation committee may elect to structure elements of compensation (such as certain qualitative factors in annual incentives) to accomplish business objectives that it believes are in the best interests of the Company and its stockholders, even though doing so may reduce the amount of the Company’s tax deduction for related compensation.

COMPENSATION COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the compensation committee has oversight responsibility for compensation matters. The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on that review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the compensation committee:

Jeffrey G. Marshall, Chairman
Albert E. Ferrara, Jr.
Stephen E.K. Graham

EXECUTIVE COMPENSATION TABLES AND SUPPORTING INFORMATION

Summary Compensation Table

The following table summarizes the compensation for the 2008 fiscal year of the Company’s principal executive officer, principal financial officer, former principal financial officer, and its other three most highly-compensated executive officers, which are collectively referred to in this section as the “named executive officers.”

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)		($)(2)	($)(2)	($)	($)	($)		($)

Robert E. Ostendorf, Jr.	2008	$450,000	$40,000	(1)	$162,500 (1)	$50,050	—	—	$7,748	(3)	$710,298
President and Chief Executive Officer(1)	2007	112,500 (1)	56,096	(1)	40,625 (1)	—	—	—	102,407		311,628
Jeffrey S. Jenkins	2008	207,095	50,000	(4)	—	10,430	—	—	19,157	(3)	286,682
Corporate Vice President — Finance, Treasurer, Secretary and Chief Financial Officer(4)
Gary W. LaChey	2008	283,156	—		—	—	—	—	106,297	(3)	389,453
Former Corporate Vice President — Finance, Treasurer, Secretary and Chief Financial Officer	2007	326,560	—		—	—	—	—	21,299		347,859
James Ackerman	2008	208,000	—		—	10,010	—	—	17,241	(3)	235,251
Division President — Mercer	2007	208,000	—		—	—	$166,400 (5)	—	18,383		392,783
Forge Corporation
John H. Andrews	2008	264,020	—		—	24,310	—	—	11,328	(3)	299,658
Neenah Corporate Vice President — Manufacturing, Chief Operating Officer of Manufacturing Operations	2007	252,336	—		—	—	—	—	18,847		271,183

Louis E. Fratarcangeli	2008	208,333	49,407	(6)	—	10,010	—	—	7,264	(3)	275,014
Neenah Corporate Vice President — Industrial Products Sales

(1)	Mr. Ostendorf commenced employment as the President and CEO on July 2, 2007. Pursuant to his employment agreement, Mr. Ostendorf was entitled to an annual cash target award of 50% of annual base salary paid at target and prorated for the fiscal year ended September 30, 2007. Mr. Ostendorf received a grant of 50,000 shares of restricted stock pursuant to his employment agreement. The award vests in two equal annual installments on the first and second anniversaries of the grant date. The bonus amount for 2008 represents a discretionary bonus to cover, among other things, the income and employment tax withholding due upon the vesting of 25,000 shares of restricted stock held by Mr. Ostendorf in July 2008 and the related tax gross-up.

(2)	Under Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (FAS 123R), the Company recognizes compensation expense for stock options and other stock-related awards granted to employees and directors based on the estimated fair value of the equity awards at the time of grant. The assumptions used to determine the fair value of the award are discussed in note 9 to the consolidated financial statements. The amount shown in this column is the dollar amount recognized by the Company for financial statement reporting purposes with respect to fiscal 2007 and fiscal 2008 for the named executive officer in accordance with FAS 123R.

(3)	The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above consist of matching contributions to the 401(k) plan, contributions pursuant to the profit sharing plan, executive life insurance premiums, health insurance premiums, supplemental benefit payments, payments for travel and temporary housing and amounts relating to consulting payments and the transfer of an executive’s company car in connection with his retirement, which are listed in the table below.

The Company also provides its executive officers with personal benefits as part of providing a competitive compensation program. These may include such benefits as a company automobile and personal liability insurance. These benefits are valued based upon the incremental cost to the Company. The incremental cost to the Company of such benefits did not exceed the SEC’s disclosure threshold for any named executive officer for fiscal 2008.

		Company		Value of Life
		Matching		Insurance
		Contribution	Company Profit	Premiums	Health Insurance	Travel and		Transfer of
		to 401(k)	Sharing	Paid by the	Reimbursement	Temporary		Company		Consulting
		Plan	Contributions	Company	Payments	Housing		Car		Payments		Total
	Year	($)	($)	($)	($)	($)		($)		($)		($)

Mr. Ostendorf	2008	$5,625	—	$1,032	$1,091	—		—		—		$7,748
Mr. Jenkins	2008	5,282	—	—	—	$13,875	(A)	—		—		19,157
Mr. LaChey	2008	5,625	—	4,752	2,485	—		$48,435	(B)	$45,000	(C)	106,297
Mr. Ackerman	2008	8,569	—	5,934	2,738	—		—		—		17,241
Mr. Andrews	2008	5,625	—	4,021	1,682	—		—		—		11,328
Mr. Fratarcangeli	2008	5,625	—	—	1,639	—		—		—		7,264

(A)	Represents payments for travel and temporary housing provided to Mr. Jenkins’ pursuant to the terms of his employment agreement.

(B)	Pursuant to the Company’s Retirement Benefits Policy described below, Mr. LaChey received free and clear title to the executive’s company car upon retirement, including a tax gross-up. The value of the executive’s company car was $27,511 and the amount of the tax gross-up was $20,924.

(C)	Represents consulting payments to Mr. LaChey from May 2008 through September 30, 2008 pursuant to the terms of his consulting agreement.

(4)	In connection with his appointment as Interim Chief Financial Officer, Mr. Jenkins’ base salary was increased from $175,000 to $230,000 in March 2008. Pursuant to his employment agreement, Mr. Jenkins participates in the Company’s annual incentive plan, with an annual cash target award of 35% of his base salary (with the fiscal 2008 annual incentive to be the higher of $50,000 or his annual incentive award determined under the Company’s annual incentive compensation plan).

(5)	Amount reflects the annual incentive award for fiscal 2007.

(6)	Amount represents a signing bonus that was paid to Mr. Fratarcangeli in connection with his joining the Company in December 2007.

Grants of Plan-Based Awards for Fiscal 2008

The following table sets forth certain information regarding awards for fiscal 2008 under the Company’s short-term and long-term incentive programs. These incentive programs are described more fully under “Compensation Discussion and Analysis” above.

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise
									Number	Number of	or Base	Grant Date
			Estimated Future Payouts Under						of Shares	Securities	Price of	Fair Value
			Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			of Stock	Underlying	Option	of Stock
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	and Option
Name	Date	Date	($)(1)	($)(1)	($)(1)	(#)	(#)	(#)	(#)	(#)(2)	($/Sh)(2)	Awards(2)

Robert E. Ostendorf, Jr.			$112,500	$225,000	$450,000	—	—	—	—
	1/24/08	1/24/08								35,000	$7.77	$49,350
Jeffrey S. Jenkins			40,250	80,500	161,000	—	—	—	—
	1/24/08	1/24/08								7,000	$7.77	9,870
	3/19/08	3/19/08								2,000	$7.77	2,820
Gary W. LaChey			60,467	120,934	241,868	—	—	—	—
	1/24/08	1/24/08								17,000	$7.77	23,970
James Ackerman			36,400	72,800	145,600	—	—	—	—
	1/24/08	1/24/08								7,000	$7.77	9,870
John H. Andrews			46,731	93,461	186,922	—	—	—	—
	1/24/08	1/24/08								17,000	$7.77	23,970
Louis E. Fratarcangeli			43,750	87,500	175,000	—	—	—	—
	1/24/08	1/24/08								7,000	$7.77	9,870

(1)	Amounts represent the annual incentive opportunity available under the Incentive Compensation Plan. Any annual incentive actually paid to each of the named executive officers is set forth above in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis — Annual Incentive Compensation” for further discussion regarding the awards.

(2)	The options were awarded under the Management Equity Incentive Plan. The options vest in three equal annual installments beginning on the first anniversary date of the grant and expire seven years from the date of grant The assumptions used to determine the fair value of the award are discussed in note 9 to the consolidated financial statements. For purposes of the option awards, the exercise price was determined by the Board based on a valuation performed by an outside advisor in connection with the grant of the option awards.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table reflects outstanding equity awards held by the named executive officers as of the end of fiscal 2008.

	Option Awards				Stock Awards
							Equity Incentive
							Plan Awards:	Equity Incentive
						Market	Number of	Plan Awards:
	Number of	Number of			Number of	Value of	Unearned	Market or Payout
	Securities	Securities			Shares or	Shares or	Shares, Units	Value of Unearned
	Underlying	Underlying			Units of	Units of	or Other	Shares, Units or
	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Other Rights
	Options	Options	Exercise	Option	Have Not	Have Not	Have Not	That Have
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)

Robert E. Ostendorf, Jr.	—	35,000 (1)	$7.77	1/24/2015	25,000 (2)	$50,000 (3)	—	—
Jeffrey S. Jenkins	—	7,000 (1)	$7.77	1/24/2015	—	—	—	—
		2,000 (4)	$7.77	3/19/2015
Gary W. LaChey	—	—	—	—	—	—	—	—
James Ackerman	—	7,000 (1)	$7.77	1/24/2015	—	—	—	—
John H. Andrews	—	17,000 (1)	$7.77	1/24/2015	—	—	—	—
Louis E. Fratarcangeli	—	7,000 (1)	$7.77	1/24/2015	—	—	—	—

(1)	The option vests in three equal annual installments beginning January 24, 2009.

(2)	The restricted stock award will vest on July 2, 2009.

(3)	Based on the $2.00 per share closing price of a share of the Company’s common stock on September 30, 2008.

(4)	The option vests in three equal annual installments beginning March 19, 2009.

Option Exercises and Stock Vested During Fiscal 2008

The following table sets forth information relating to stock option exercises and the vesting of stock awards during fiscal 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Robert E. Ostendorf, Jr.	—	—	25,000	$77,750
Jeffrey S. Jenkins	—	—	—	—
Gary W. LaChey	—	—	—	—
James Ackerman	—	—	—	—
John H. Andrews	—	—	—	—
Louis E. Fratarcangeli	—	—	—	—

(1)	Calculated using the $3.11 closing price of the Company’s common stock on July 2, 2008, the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Each of the named executive officers (other than Mr. Ackerman and Mr. Fratarcangeli) is a party to an employment agreement with the Company that provides for, among other things, a severance payment calculation in the event of termination (pursuant to the Amended and Restated 2003 Severance and Change of Control Plan described below). Non-competition and non-solicitation provisions are also included in the employment agreements, which apply for a period of one year after termination.

As discussed above, Mr. LaChey, Former Corporate Vice President — Finance, Treasurer, Secretary and Chief Financial Officer, retired from the Company effective May 14, 2008. Mr. LaChey transitioned into a consulting role with the Company in connection with his retirement. On May 15, 2008, the Company entered into a consulting agreement with Mr. LaChey. Under the terms of the consulting agreement, Mr. LaChey agreed to perform consulting services to the Company commencing on May 15, 2008. Mr. LaChey received a $10,000 per month consulting fee through December 31, 2008. See the table below for payments made to Mr. LaChey in connection with his retirement.

Amended and Restated 2003 Severance and Change of Control Plan

Under the Amended and Restated 2003 Severance and Change of Control Plan, the executives with whom the Company has executed employment agreements are entitled to receive Severance Payments, as defined in the Amended and Restated 2003 Severance and Change of Control Plan, health benefits and outplacement services if the Company terminates his or her employment without Cause or if he or she terminates his or her employment for Good Reason and a Change of Control Payment, health benefits and outplacement services if a participating executive’s employment is terminated without Cause or the executive resigns from employment for Good Reason within one year of a Change in Control, as such terms are defined in the Amended and Restated 2003 Severance and Change of Control Plan.

The Severance Payment is equal to (1) the severance multiple listed in each executive’s employment agreement multiplied by (2) the base salary of such executive. The Change of Control Payment is equal to (1) the change of control multiple listed in each executive’s employment agreement multiplied by (2) the base salary of such executive. The severance multiples for Messrs. Ostendorf, Jenkins and Andrews, respectively are 2.00, 1.00 and 1.88. The change of control multiples for Messrs. Ostendorf, Jenkins and Andrews, respectively are 3.00, 2.00 and 1.88. The plan also requires payments in certain circumstances to executives sufficient to make them whole for any excise tax imposed under Section 4999 of the Internal Revenue Code.

Retirement Benefits Policy

The Company also has an executive retirement benefits policy applicable to officers at the Vice President and President level at Neenah. Pursuant to the policy, these executives are entitled to (1) post retirement medical insurance for the retired executive and his or her spouse to age 65 (current annual approximate cost of $15,200), (2) a Medicare supplement at age 65 for both the retired executive and his or her spouse (current annual approximate cost of $4,100), (3) a retiree life insurance policy (current annual approximate cost of $1,800), (4) free and clear title to the executive’s Company car upon retirement, including tax gross-up (ranging from approximately $25,000 to $50,000), and (5) eligibility for the Company’s executive retiree medical reimbursement policy (current annual reimbursement of $6,000).

Potential Payments Upon Termination or Change-in-Control Table

The following table presents potential payments to each named executive officer as if the officer’s employment had been terminated as of September 30, 2008, the last business day of fiscal 2008, except with respect to Mr. LaChey. The amounts in the table represent actual amounts payable to Mr. LaChey in connection with his retirement, described above. Mr. LaChey also receives benefits under the Retirement Benefits Policy discussed above. If applicable, amounts in the table were calculated using a $2.00 value per share for the Company’s common stock, which was the closing price of a share of the Company’s common stock on September 30, 2008. The amounts presented in the table are in addition to amounts each named executive officer earned or accrued prior to termination, such as previously issued shares of restricted stock and accrued vacation.

			Early Vesting	Early Vesting
			of Restricted	of Stock	Outplacement
	Severance Pay		Stock Awards	Option Awards	Services	Other	Total
Name	($)		($)	($)(1)	($)(2)	($)(3)	($)

Robert E. Ostendorf, Jr.
Involuntary Termination (Severance)	$900,000		$50,000	—	$5,000	$48,992	$1,003,992
Termination if Change of Control	1,350,000		$50,000	—	5,000	48,992	1,453,992
Jeffrey S. Jenkins
Involuntary Termination (Severance)	230,000		—	—	5,000	24,496	259,496
Termination if Change of Control	460,000		—	—	5,000	24,496	489,496
Gary W. LaChey
Retirement	75,000	(4)	—	—	—	—	75,000
James V. Ackerman
Involuntary Termination (Severance)	—		—	—	—	—	—
Termination if Change of Control	—		—	—	—	—	—
John H. Andrews
Involuntary Termination (Severance)	502,016		—	—	5,000	46,052	553,068
Termination if Change of Control	502,016		—	—	5,000	46,052	553,068
Louis E. Fratarcangeli
Involuntary Termination (Severance)	—		—	—	—	—	—
Termination if Change of Control	—		—	—	—	—	—

(1)	Pursuant to the terms of our stock option award agreements, in the event of a change of control if an option is not continued, assumed, converted or replaced, the option shall be immediately vested in full. If the option is continued, assumed, converted or replaced, vesting will not be accelerated unless, within 24 months following the change of control, the optionee is terminated by the Company without cause or the optionee terminates employment for good reason. If the optionee is terminated by the Company without cause or the optionee terminates employment for good reason within 24 months following the change of control, the option shall be immediately vested in full.

(2)	Estimated cost for outplacement services to the named executive officer.

(3)	Represents estimated amounts for health insurance benefits for the named executive officer.

(4)	Represents consulting payments to Mr. LaChey from May 2008 through December 31, 2008. Mr. LaChey is also entitled to receive benefits under the Company’s Retirement Benefits Policy described above.

DIRECTOR COMPENSATION

For fiscal 2008, each member of the Board of Directors who is not an employee of the Company was entitled to receive the following compensation under the fiscal 2008 non-employee director compensation plan:

•	$60,000 annual cash retainer

•	No meeting fees

•	$15,000 annual chair retainer for each Board committee

•	$10,000 annual member retainer for each Board committee

•	$40,000 annual award of restricted stock units (payable solely in common stock)

Each director is also entitled to receive reimbursement for all reasonable out-of-pocket expenses, including, without limitation, travel expenses, incurred in connection with the performance of the director’s duties.

The cash components of the non-employee director compensation plan for fiscal 2008 are payable in four equal installments. The number of restricted stock units awarded was based on the fair market value of NEI common stock at the time of grant; the restricted stock units vested immediately, but the underlying shares will not be distributed until the director terminates service. For fiscal 2008, the restricted stock units were granted at the time of the 2008 annual meeting of stockholders.

For fiscal 2009 the Board has made two changes to the non-employee director compensation plan. The first change is directors have the option to receive $40,000 in cash in lieu of the $40,000 annual award of restricted stock units. The second change is that the restricted stock units will be valued based upon the closing price of NEI’s common stock on the OTC Bulletin Board on the grant date.

The following table shows the compensation paid by the Company for fiscal 2008 to each person who served as a director who is not named in the Summary Compensation Table.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation		Total
Name	($)	($)(1)(2)	($)		($)

William M. Barrett	$70,000	$40,000	$87,079	(3)	$197,079
Albert E. Ferrara, Jr.	95,000	40,000	—		135,000
David B. Gendell(4)	—	—	—		—
Stephen E. K. Graham	95,000	40,000	—		135,000
Joseph V. Lash(4)	—	—	—		—
Jeffrey G. Marshall	95,000	40,000	—		135,000

(1)	Amount reported represents the dollar value of outstanding restricted stock units that was recognized for financial reporting purposes in fiscal 2008 pursuant to FAS 123R. See Note 2 to the Summary Compensation table for more information on the assumptions used in accounting for equity awards. Details on the restricted stock awards granted during fiscal 2008 are as follows:

	Stock Awards	Grant Date
Name	(RSUs)	Fair Value

William M. Barrett	5,148	$40,000
Albert E. Ferrara, Jr.	5,148	$40,000
David B. Gendell(4)	—	—
Stephen E. K. Graham	5,148	$40,000
Joseph V. Lash(4)	—	—
Jeffrey G. Marshall	5,148	$40,000

(2)	Each non-employee director had the following equity awards outstanding as of the end of fiscal 2008:

Restricted
Name	Stock Units

William M. Barrett	5,148
Albert E. Ferrara, Jr.	5,148
David B. Gendell(4)	—
Stephen E. K. Graham	5,148
Joseph V. Lash(4)	—
Jeffrey G. Marshall	5,148

Under the Company’s stock ownership guidelines there is a requirement that directors defer distribution of the first five annual restricted stock unit grants until termination of Board service. For subsequent annual restricted stock unit grants, directors may be provided a choice to continue the deferrals or receive immediate distribution upon vesting.

(3)	Effective November 21, 2007, Mr. Barrett retired as an employee of the Company and became non-executive Chairman of the Board. The amount set forth above includes $28,077 of base salary payable pursuant to an employment agreement the Company entered into with Mr. Barrett in connection with Mr. Barrett’s transition from President and Chief Executive Officer of the Company to the role of Executive Chairman in July 2007. Mr. Barrett no longer receives a base salary pursuant to this employment agreement, but is entitled to receive payments under the Company’s non-employee director compensation program. Mr. Barrett also received title to the Company automobile that he was using at the time of his retirement, which represents $30,282 (including a tax gross-up of $13,082) of the amount listed above pursuant to the Company’s Retirement Benefits Policy and payment of health insurance premiums in the amount of $24,496 and payment of life insurance premiums in the amount of $4,224.

(4)	For fiscal 2008, Mr. Gendell and Mr. Lash declined to accept directors’ fees and received only reimbursement for expenses for serving on the Board. For fiscal 2009, Mr. Gendell and Mr. Lash will receive compensation under the non-employee director compensation plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about the Company’s Management Equity Incentive Plan as of September 30, 2008:

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued Upon	Weighted Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in 1st Column)

Equity compensation plans approved by security holders	143,592	$7.77	606,408	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	143,592	7.77	606,408	(1)

(1)	Represents shares available for future issuance under the Company’s Management Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy

On October 25, 2007, the Board of Directors of the Company adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

The policy provides that the audit committee reviews certain transactions subject to the policy, and determines whether or not to approve or ratify those transactions. In doing so, the audit committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related person’s interest in the transaction. Additionally, the policy contains provisions relating to standing pre-approval for certain transactions. Further, the Board has delegated authority to the chairman of the audit committee to pre-approve or ratify transactions where the aggregate amount is expected to be less than $500,000. A summary of any new transactions pre-approved by the chairman is provided to the full audit committee for its review at each regularly scheduled audit committee meeting.

Relationships and Transactions

We experienced a change of control in May 2006.  Over a period of several months, our officers were apprised by representatives of Tontine, an existing stockholder of the Company, of Tontine’s interest in acquiring additional shares of common stock. On May 19, 2006, we received a Transfer Notice (the “Transfer Notice”) along with an executed Securities Purchase Agreement, dated as of May 19, 2006 (the “Securities Purchase Agreement”), by and among Tontine, MacKay Shields LLC (“MacKay Shields”), Citicorp Mezzanine III, L.P. and certain of its affiliates (collectively “CM-III”) and certain affiliates of Trust Company of the West (“TCW” and with MacKay Shields and CM-III, the “Major Sellers”) and Metropolitan Life Insurance Company (“Met Life”). The Transfer Notice was required under the terms of the Stockholders Agreement dated as of October 8, 2003 (the “Stockholders Agreement”) among the Company, the Management Stockholders (as defined therein) and the Major Sellers, which provided the Company with a first option to purchase the NEI securities proposed to be sold to Tontine by MacKay Shields and CM-III, for the same consideration being offered by Tontine. We determined not to exercise our first option to purchase those securities, and on May 25, 2006, pursuant to the Securities Purchase Agreement, Tontine purchased all of the shares of our common stock, and warrants to purchase shares for an exercise price of $0.01 per share, held by the Major Sellers and Met Life for $1.80 per share and $1.79 per warrant (i.e., $9.00 per share and $8.95 per warrant with an exercise price of $0.05 per share after adjustment for our subsequent 1-for-5 reverse stock split), payable in cash. Additionally, Tontine was assigned the rights and obligations of the Major Sellers under the registration rights agreement, dated October 8, 2003, relating to the common stock.

On May 26, 2006, Tontine also purchased 1,333,330 shares for $1.80 per share (i.e., 266,666 shares for $9.00 per share, after adjusting for the subsequent reverse stock split) from certain officers and employees of Neenah and/or the Company (including Messrs. Barrett, LaChey, and Andrews) who collectively owned a total of 4,000,000 shares (i.e., 800,000 shares after adjusting for the subsequent reverse stock split) (the “Sellers”) pursuant to the terms of a Stock Purchase Agreement, dated as of May 19, 2006 (the “Stock Purchase Agreement”). The Stock Purchase Agreement also granted each Seller a right to “put” an additional one-third of his or her shares, collectively 1,333,330 additional shares (i.e., 266,666 shares after adjusting for the subsequent reverse stock split), subject to specified terms and conditions, to Tontine one year after the initial closing for $1.80 per share (i.e., $9.00 per share after adjusting for the subsequent reverse stock split). Certain Sellers exercised their put options and, as a result, Tontine acquired an additional 1,259,801 shares (i.e., 251,960 shares after adjusting for the subsequent reverse stock split) from those Sellers on June 4, 2007. On June 12, 2007, Tontine exercised all warrants that it beneficially owned for 21,139,220 shares of NEI common stock (i.e., 4,227,844 shares after adjusting for the subsequent reverse stock split).

The amount of NEI securities initially purchased pursuant to the Securities Purchase Agreement and the Stock Purchase Agreement was 18,152,355 shares and 20,992,053 warrants (i.e., 3,630,471 shares and warrants to purchase 4,198,410 shares after adjusting for the subsequent reverse stock split), representing 48.4% of all shares outstanding on a fully-diluted basis. The aggregate consideration paid for such securities was approximately $70.25 million. NEI securities purchased by Tontine were purchased with working capital and on margin collateralized by other securities owned by Tontine. Tontine’s margin transactions are with UBS Securities LLC, on that firm’s usual terms and conditions.

In connection with the purchase of the NEI securities by Tontine pursuant to the Securities Purchase Agreement and the Stock Purchase Agreement, the provisions of the Stockholders Agreement terminated on May 25, 2006.

As provided by the Stockholders Agreement, the Board of Directors then consisted of five directors. Under the Stockholders Agreement, MacKay Shields designated two members to the Board of Directors and CM-III and TCW each designated one member to the Board of Directors. Effective upon consummation of the transactions described above, three of those four directors resigned from the Board of Directors of the Company and its subsidiaries, and the Board of Directors unanimously elected Joseph V. Lash, David B. Gendell and Stephen E. K. Graham to the Board of Directors to fill the vacancies created by those resignations. William M. Barrett and Jeffrey G. Marshall continued to serve on the Board of Directors. Tontine purchased an aggregate of 400,000 shares of common stock at a price of $1.80 per share (i.e., 80,000 shares at a price of $9.00 per share after adjusting for the subsequent reverse stock split), from two of the former directors subsequent to their resignations from the Board of Directors and purchased 200,000 shares (i.e., 40,000 shares after adjusting for the subsequent reverse stock split) from a charity that acquired those shares from a third director.

Immediately before the 1-for-5 reverse stock split, Tontine beneficially owned, in the aggregate, 45,328,488 shares, representing approximately 56% of all shares outstanding on a fully-diluted basis and approximately 66% of the shares then actually outstanding, which included 4,177,112 shares and warrants to purchase 147,167 shares (which subsequently were exercised) that Tontine beneficially owned prior to entering into the Securities Purchase Agreement and the Stock Purchase Agreement, as well as 1,259,801 shares that Tontine acquired from certain officers and employees of Neenah and/or the Company on June 4, 2007 and 21,139,220 shares that it acquired upon exercise of its warrants on June 12, 2007. Accordingly, immediately after the reverse stock split Tontine beneficially owned, in the aggregate, 9,065,697 shares of our common stock, representing approximately 56% of all shares outstanding on a fully-diluted basis and approximately 66% of the shares then actually outstanding.

The purchase of the NEI securities by Tontine in May 2006 as described above constituted a Change of Control of Neenah, as defined in the indentures governing Neenah’s $133.1 million of then outstanding 11% Notes and $100 million of then outstanding 13% Notes. In accordance with those indentures, upon a Change of Control, Neenah was required to make tender offers to purchase all outstanding 11% Notes and all outstanding 13% Notes. Both tender offers were required to be made at a price of 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase. Neenah entered into an agreement with Tontine whereby Tontine agreed that Tontine or an affiliate would acquire directly any 11% Notes and any 13% Notes that were tendered in the change of control tender offers. In accordance with that agreement, Tontine purchased all $115,000 of 11% Notes and all $76.3 million of 13% Notes that were tendered in the change of control tender offers. As of December 29, 2006, Tontine continued to own, and to receive the interest payable on, those securities. On December 29, 2006, Neenah acquired all of the 11% Notes (including those owned by Tontine). It also acquired $75 million of Tontine’s 13% Notes in exchange for $75 million of new 12 1/2% Notes and issued a redemption notice for all of the remaining 13% Notes (including those owned by Tontine). The remaining $25 million of 13% Notes were redeemed on February 2, 2007. Under the 12 1/2% Notes issued to Tontine, interest is payable semi-annually in arrears on January 1 and July 1 of each year, starting July 1, 2007. Not less than five percent (500 basis points) of the interest on the 12 1/2% Notes must be paid in cash and the remainder (up to 7 1/2% or 750 basis points) of the interest may be deferred at our option. Interest must be paid on any interest so deferred at a rate of 12.5% per annum. On December 23, 2008, the Company provided notice to Tontine that Neenah is electing to defer the payment of 7 1/2% of the interest due on the 12 1/2% Notes with respect to the January 1, 2009 interest payment date (representing a deferral of an interest payment of approximately $2.8 million), as is permitted under the terms of the outstanding 12 1/2% Notes. All prior interest payments on the 12 1/2% Notes have been made solely in cash. The 12 1/2% Notes mature on September 30, 2013.

Neenah and certain guarantors entered into a registration rights agreement (the “12 1/2% Notes Registration Rights Agreement”) with Tontine relating to the 12 1/2% Notes. Under the 12 1/2% Notes Registration Rights Agreement, Neenah and the guarantors are required to file an exchange offer registration statement with the SEC within 90 days after Neenah receives a written demand (the “Demand Date”) from Tontine or the holders of a majority of the 12 1/2% Notes and to use their respective best efforts to have the exchange offer registration statement declared effective by the SEC within 210 days after the Demand Date. Neenah and the guarantors also agreed to file a shelf registration statement to cover resales of the 12 1/2% Notes under certain circumstances. If Neenah and the guarantors are obligated to file a shelf registration statement, they have agreed to file the shelf registration statement with the SEC within 90 days after such filing obligation arises and to use their best efforts to cause the shelf registration statement to be declared effective by the SEC within 210 days after such obligation arises. If Neenah fails to meet these targets, it will be required to pay additional interest on the 12 1/2% Notes.

On November 10, 2008, Tontine filed a Schedule 13D announcing that Tontine is beginning to explore alternatives for the disposition of its holdings in the Company. The filing indicated that the disposition could be made by means of: (a) dispositions through open market sales, underwritten offerings and/or privately negotiated sales by Tontine, (b) a sale of the Company or (c) distributions by the Tontine funds of their interests in the Company to their respective investors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, the Company’s directors, its executive officers, and persons who beneficially own more than 10% of the Company’s common stock are required to report their initial ownership of Company common stock and subsequent changes in that ownership to the SEC. Specific due dates for those reports have been established and the Company is required to disclose in this proxy statement any failure to file by those due dates during the most recent fiscal year.

Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 2008, with the exception of three transactions for Frank Headington that resulted in three late reports (which were subsequently reported on a Form 5 in November 2008).

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Stockholder proposals for the 2009 Annual Meeting of Stockholders of the Company must be received no later than September 4, 2009 at the Company’s principal executive offices, 2121 Brooks Avenue, Neenah, Wisconsin 54957, directed to the attention of the Corporate Secretary, in order to be considered for inclusion in next year’s annual meeting proxy material under the SEC’s proxy rules. Under the Company’s Bylaws, written notice of stockholder proposals for the 2010 Annual Meeting of Stockholders of the Company which are not intended to be considered for inclusion in next year’s annual meeting proxy material (stockholder proposals submitted outside the processes of Rule 14a-8) must be received no later than October 30, 2009 and no earlier than September 30, 2009 at such offices, directed to the attention of the Corporate Secretary, and such notice must contain the information specified in the Company’s Bylaws.

The foregoing notice and proxy statement are sent by order of the Board of Directors.

NEENAH ENTERPRISES, INC.

Jeffrey S. Jenkins
Secretary

Neenah, Wisconsin
January 2, 2009

A copy (without exhibits) of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended September 30, 2008 has been provided with this proxy statement. The Company will provide to any stockholder, without charge, upon written request of such stockholder, an additional copy of such Annual Report. Such requests should be addressed to the Corporate Secretary, Neenah Enterprises, Inc., 2121 Brooks Avenue, Neenah, Wisconsin 54957.

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NEENAH ENTERPRISES, INC.
PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     Robert E. Ostendorf, Jr. and Jeffrey S. Jenkins, or either of them, with the power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Stockholders of Neenah Enterprises, Inc. to be held on January 28, 2009, and to vote all shares of common stock of Neenah Enterprises, Inc. which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof, all as set out in the notice and proxy statement relating to the meeting, receipt of which is hereby acknowledged.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION, YOU MAY SIMPLY SIGN AND DATE THIS CARD IN THE SPACES ON THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.
(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF STOCKHOLDERS OF
NEENAH ENTERPRISES, INC.
January 28, 2009
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
¯  Please detach along perforated line and mail in the envelope provided.    ¯
■    20730000000000000000    5                                                        012809

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☒

						FOR	AGAINST	ABSTAIN
1.	Election of Directors:			2.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	O William M. Barrett O Albert E. Ferrara, Jr. O David B. Gendell O Stephen E.K. Graham O Joseph V. Lash O Jeffrey G. Marshall O Robert E. Ostendorf, Jr.

☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU DIRECT. IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 28, 2009 - the Proxy Statement and 2008 Annual Report are available at http://www.proxydocs.com/nena.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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